Exhibit 99

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Holdings, Inc. Meets Guidance in 2016; Issues Increased 2017 Guidance for Revenue, EPS, and Cash

•	Meets Guidance for Revenue, EPS, and Cash

•	Issues Increased 2017 Guidance; Free Cash Flow* at $450 - $500 Million, or ~7% of Revenue

•	Completed $650 Million in Share Repurchases during 2016 and Initiated Quarterly Dividend of $0.10 per Share

Fourth Quarter 2016 Results

•	Revenue of $1.6 billion

•	EPS of $0.89, including charges for severe weather event and voluntary retirement program ($0.14)

•	Free cash flow* of $45 million

Full-Year 2016 Results

•	Revenue of $6.8 billion, up 2% year-over-year

•	EPS of $3.70, Adjusted EPS* of $4.56 up 16% year-over-year

•	Free cash flow* of $463 million

•	Adjusted free cash flow* of $420 million, or ~6% of Revenue

Issues Full-Year 2017 Guidance - Absorbs rate changes announced by OEMs

•	Revenue $6.8 - $6.9 billion

•	EPS $4.60 - $4.85

•	Free cash flow* $450 - $500 million, or ~7% of Revenue

Wichita, Kan., Feb. 1, 2017 - Spirit AeroSystems Holdings, Inc., [NYSE: SPR] reported fourth quarter and full-year 2016 financial results driven by strong operating performance of mature programs.
“2016 was a strong year for Spirit,” Spirit President and CEO Tom Gentile said. “We successfully negotiated a global settlement with Airbus on the A350, refinanced our debt after achieving an investment grade credit rating, returned $650 million in capital to shareholders through share repurchases, initiated our first dividend of $0.10 per share, made a seamless leadership transition, and laid the groundwork for a successful 2017.”

* Non-GAAP financial measure, see Appendix for reconciliation

Table 1. Summary Financial Results (unaudited)
	Fourth Quarter			Twelve Months
($ in millions, except per share data)	2016	2015	Change	2016	2015	Change
Revenue	$1,570	$1,609	(2%)	$6,793	$6,644	2%
Operating Income	$161	$206	(22%)	$725	$863	(16%)
Operating Income as a % of Revenue	10.2%	12.8%	(260) BPS	10.7%	13.0%	(230) BPS
Net Income	$108	$138	(22%)	$470	$789	(40%)
Net Income as a % of Revenue	6.9%	8.6%	(170) BPS	6.9%	11.9%	(500) BPS
Earnings Per Share (Fully Diluted)	$0.89	$1.01	(12%)	$3.70	$5.66	(35%)
Adjusted Earnings Per Share (Fully Diluted)*	$0.89	$0.95	(6%)	$4.56	$3.92	16%
Fully Diluted Weighted Avg Share Count	121.1	137.1		127.0	139.4
Revenue
    Spirit’s fourth quarter 2016 revenue was $1.6 billion, down by two percent compared to the same period of 2015, primarily driven by lower production deliveries on the Boeing 747 and 777 programs, partially offset by higher activity on non-recurring programs. Revenue for the full year increased two percent to $6.8 billion, primarily due to higher production deliveries on the Airbus A350 XWB and Boeing 767 programs, partially offset by lower revenue recognized due to the impact of pricing terms on the Boeing 787 program and lower production deliveries on the Boeing 747 program. (Table 1)
“I am proud of the way the Spirit team executed in 2016. We overcame several challenges and operationally did better than 2015. We delivered a record 1,583 shipsets compared to 1,457 shipsets in the prior year. The number includes 127 787s, 96 777s, 500 737s, 69 A350s, and 574 A320s,” Gentile added.
Spirit’s backlog at the end of the fourth quarter of 2016 was approximately $47 billion, with work packages on all commercial platforms in the Boeing and Airbus backlog.
Earnings
Operating income for the fourth quarter of 2016 was $161 million, compared to $206 million in the same period of 2015, primarily due to one-time incentive payments received in the fourth quarter of 2015. Operating income for the full year was $725 million, compared to $863 million in 2015, with the decrease primarily resulting from forward loss charges recognized during the second quarter of 2016. Fourth quarter reported EPS was $0.89, compared to $1.01 EPS (or $0.95 adjusted EPS* excluding the impact of Deferred Tax Asset Valuation Allowance) in the same period of 2015. Full-year EPS was $3.70 (or $4.56 adjusted EPS* excluding the impact of certain one-time items), compared to $5.66 EPS (or $3.92 adjusted EPS* excluding the impact of Deferred Tax Asset Valuation Allowance) in 2015. (Table 1)

* Non-GAAP financial measure, see Appendix for reconciliation

“In the fourth quarter, our operations in Kinston, North Carolina, were impacted by the aftermath of Hurricane Matthew resulting in higher abnormal operating costs of $12.1 million, equivalent to approximately $0.07 of EPS. We are submitting appropriate claims with our insurers,” Gentile said.
Cash
Free cash flow* in the fourth quarter of 2016 was $45 million, compared to $177 million (or adjusted free cash flow* of $131 million, adjusted to remove the impact of the 787 interim pricing agreement) in the same quarter last year. Full-year free cash flow* was $463 million, compared to $930 million in 2015. Full-year adjusted free cash flow* (adjusted to remove the impact of the 787 interim pricing agreement) was $420 million in 2016, compared to $738 million in 2015. (Table 2)
Cash balance at the end of the year was $698 million, reflecting the purchase of 14.2 million common shares for $650 million during the year. The company’s $650 million revolving credit facility remained undrawn at the end of the year.
“Despite no share repurchases in the fourth quarter due to the uncertainty from the presidential election and our limited trading window, we remain committed to a balanced and disciplined approach to capital deployment. We have our entire authorization of up to $600 million available as we enter 2017,” Gentile commented.

Table 2. Cash Flow and Liquidity (unaudited)
	Fourth Quarter		Twelve Months
($ in millions)	2016	2015	2016	2015
Cash Flow from Operations	$142	$320	$717	$1,290
Purchases of Property, Plant & Equipment	($97)	($143)	($254)	($360)
Free Cash Flow*	$45	$177	$463	$930
Adjusted Free Cash Flow*	$45	$131	$420	$738

Liquidity			December 31, 2016	December 31, 2015
Cash			$698	$957
Total Debt			$1,087	$1,120

* Non-GAAP financial measure, see Appendix for reconciliation

Financial Outlook and Risk to Future Financial Results
“A major focus in 2017 will revolve around executing our supply chain strategy, improving our productivity, digitizing our shop floor, and meeting our customers’ requirements for production rate changes,” Gentile concluded.

Table 3. Financial Outlook Issued February 1, 2017	2017 Guidance

Revenue	$6.8 - $6.9 billion
Earnings Per Share (Fully Diluted)	$4.60 - $4.85
Effective Tax Rate	31 - 32%
Free Cash Flow*	$450 - $500 million

Risks to our financial guidance are described more fully in the Cautionary Statement Regarding Forward-Looking Statements in this release and in the “Risk Factors” sections of our filings with the Securities and Exchange Commission.

* Non-GAAP financial measure, see Appendix for reconciliation

Segment Results
Fuselage Systems
Fuselage Systems segment revenue in the fourth quarter of 2016 was $819 million, which was slightly lower than the same period last year, due to lower production deliveries on the Boeing 747 and 777 programs, partially offset by higher production deliveries on the Boeing 737 and 767 programs and higher activity on non-recurring programs. Operating margin for the fourth quarter of 2016 was 15.6 percent as compared to 17.5 percent during the same period of 2015. In the fourth quarter of 2016, the company recorded pretax ($6.8) million of unfavorable cumulative catch-up adjustments on mature programs and net forward losses of ($0.4) million.

Propulsion Systems
Propulsion Systems segment revenue in the fourth quarter of 2016 decreased seven percent from the same period last year to $404 million, driven by lower production deliveries on the Boeing 747 and 777 programs and lower net revenues recognized on the Boeing 787 program in accordance with pricing terms, partially offset by higher revenue recognized on certain non-recurring Boeing programs. Operating margin for the fourth quarter of 2016 was 18.6 percent as compared to 22.8 percent during the same period of 2015. Year-over-year change was primarily driven by one-time incentive payments received in the fourth quarter of 2015. In the fourth quarter of 2016, the segment recorded pretax $3.0 million of favorable cumulative catch-up adjustments on mature programs and $4.1 million of favorable changes in estimates on forward loss programs.

Wing Systems
Wing Systems segment revenue in the fourth quarter of 2016 slightly decreased by one percent from the same period last year to $347 million, primarily due to lower production deliveries on the Boeing 747 program, lower wing-related activity on the Boeing 777 program and lower non-recurring revenue on certain Boeing programs, partially offset by higher net revenues recognized on the Boeing 787 due to model mix. Operating margin for the fourth quarter of 2016 was 14.1 percent as compared to 10.7 percent during the same period of 2015. Year-over-year change was primarily driven by charges recognized in the fourth quarter of 2015. In the fourth quarter of 2016, the segment recorded pretax $7.6 million of favorable cumulative catch-up adjustments on mature programs.

Table 4. Segment Reporting (unaudited)
	Fourth Quarter			Twelve Months
($ in millions)	2016	2015	Change	2016	2015	Change
Segment Revenue
Fuselage Systems	$819.1	$822.8	(0.4%)	$3,498.8	$3,447.0	1.5%
Propulsion Systems	404.0	434.7	(7.1%)	1,777.3	1,750.7	1.5%
Wing Systems	347.2	352.3	(1.4%)	1,508.7	1,437.7	4.9%
All Other	(0.3)	(0.4)		8.1	8.5
Total Segment Revenue	$1,570.0	$1,609.4	(2.4%)	$6,792.9	$6,643.9	2.2%
Segment Earnings from Operations
Fuselage Systems	$127.7	$144.1	(11.4%)	$468.6	$607.3	(22.8%)
Propulsion Systems	75.0	99.2	(24.4%)	325.9	378.2	(13.8%)
Wing Systems	48.9	37.6	30.1%	223.6	178.5	25.3%
All Other	(0.4)	—		1.6	1.3
Total Segment Operating Earnings	$251.2	$280.9	(10.6%)	$1,019.7	$1,165.3	(12.5%)
Unallocated Expense
Corporate SG&A	($55.9)	($60.9)	8.2%	($228.3)	($220.8)	(3.4%)
Impact of Severe Weather Event	(12.1)	—		(12.1)	—
Research & Development	(7.8)	(7.6)	(2.6%)	(23.8)	(27.8)	14.4%
Cost of Sales	(14.4)	(6.6)	(118.2%)	(30.4)	(53.7)	43.4%
Total Earnings from Operations	$161.0	$205.8	(21.8%)	$725.1	$863.0	(16.0%)
Segment Operating Earnings as % of Revenue
Fuselage Systems	15.6%	17.5%	(190) BPS	13.4%	17.6%	(420) BPS
Propulsion Systems	18.6%	22.8%	(420) BPS	18.3%	21.6%	(330) BPS
Wing Systems	14.1%	10.7%	340 BPS	14.8%	12.4%	240 BPS
All Other	133.3%	—		19.8%	15.3%
Total Segment Operating Earnings as % of Revenue	16.0%	17.5%	(150) BPS	15.0%	17.5%	(250) BPS
Total Operating Earnings as % of Revenue	10.3%	12.8%	(250) BPS	10.7%	13.0%	(230) BPS

Contact information:
Investor Relations: Ghassan Awwad (316) 523-7040
Media: Fred Malley (316) 523-1233
On the web: http://www.spiritaero.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “should,” “will,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: 1) our ability to continue to grow our business and execute our growth strategy, including the timing, execution, and profitability of new and maturing programs; 2) our ability to perform our obligations and manage costs related to our new and maturing commercial, business aircraft and military development programs and the related recurring production; 3) margin pressures and the potential for additional forward losses on new and maturing programs; 4) our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft; 5) the effect on aircraft demand and build rates of changing customer preferences for business aircraft, including the effect of global economic conditions on the business aircraft market and expanding conflicts or political unrest in the Middle East or Asia; 6) customer cancellations or deferrals as a result of global economic uncertainty; 7) the effect of economic conditions in the industries and markets in which we operate in the U.S. and globally and any changes therein, including fluctuations in foreign currency exchange rates; 8) the success and timely execution of key milestones such as receipt of necessary regulatory approvals and customer adherence to their announced schedules; 9) our ability to successfully negotiate future pricing under our supply agreements with Boeing and our other customers; 10) our ability to enter into profitable supply arrangements with additional customers; 11) the ability of all parties to satisfy their performance requirements under existing supply contracts with our two major customers, Boeing and Airbus, and other customers, and the risk of nonpayment by such customers; 12) any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; 13) any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; 14) our ability to avoid or recover from cyber-based or other security attacks, information technology failures or other disruptions; 15) returns on pension plan assets and the impact of future discount rate changes on pension obligations; 16) our ability to borrow additional funds or refinance debt; 17) competition from commercial aerospace original equipment manufacturers and other aerostructures suppliers; 18) the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and the United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; 19) any reduction in our credit ratings; 20) our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components; 21) our ability to recruit and retain highly-skilled employees and our relationships with the unions representing many of our employees; 22) spending by the U.S. and other governments on defense; 23) the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness; 24) our exposure under our existing senior revolving credit facility to higher interest payments should interest rates increase substantially; 25) the effectiveness of any interest rate hedging programs; 26) the effectiveness of our internal control over financial reporting; 27) the outcome or impact of ongoing or future litigation, claims and regulatory actions; and 28) exposure to potential product liability and warranty claims. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	4th Quarter		Twelve Months
	2016	2015	2016	2015
B737	116	113	500	502
B747	1	3	8	15
B767	6	5	25	18
B777	19	24	96	102
B787	28	29	127	126
Total Boeing	170	174	756	763

A320 Family (1)	147	124	574	494
A330/340	24	14	74	77
A350	19	14	69	37
A380	5	6	22	24
Total Airbus	195	158	739	632

Business/Regional Jets	29	20	88	62

Total	394	352	1,583	1,457

	(1) Third quarter 2016 A320 deliveries have been updated to include composite units. A320 deliveries were 135 and 427 for the three and nine month periods ended September 29, 2016, respectively.

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	($ in millions, except per share data)
Net revenues	$1,570.0	$1,609.4	$6,792.9	$6,643.9
Operating costs and expenses:
Cost of sales	1,333.2	1,335.1	5,803.6	5,532.3
Selling, general and administrative	55.9	60.9	228.3	220.8
Impact of severe weather event	12.1	—	12.1	—
Research and development	7.9	7.6	23.8	27.8
Total operating costs and expenses	1,409.1	1,403.6	6,067.8	5,780.9
Operating income	160.9	205.8	725.1	863.0
Interest expense and financing fee amortization	(9.8)	(11.0)	(57.3)	(52.7)
Other income (expense), net	1.4	(1.4)	(7.3)	(2.2)
Income before income taxes and equity in net income of affiliate	152.5	193.4	660.5	808.1
Income tax provision	(44.3)	(55.4)	(192.1)	(20.6)
Income before equity in net income of affiliate	108.2	138.0	468.4	787.5
Equity in net income of affiliate	—	0.3	1.3	1.2
Net income	$108.2	$138.3	$469.7	$788.7

Earnings per share
Basic	$0.90	$1.02	$3.72	$5.69
Shares	120.0	136.2	126.1	138.4

Diluted	$0.89	$1.01	$3.70	$5.66
Shares	121.1	137.1	127.0	139.4

Dividends declared per common share	$0.10	—	$0.10	—

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31, 2016	December 31, 2015
	($ in millions)
Current assets
Cash and cash equivalents	$697.7	$957.3
Accounts receivable, net	660.5	537.0
Inventory, net	1,515.3	1,774.4
Other current assets	36.9	30.4
Total current assets	2,910.4	3,299.1
Property, plant and equipment, net	1,991.6	1,950.7
Pension assets	282.3	246.9
Other assets	220.9	267.8
Total assets	$5,405.2	$5,764.5
Current liabilities
Accounts payable	$579.7	$618.2
Accrued expenses	216.2	230.2
Profit sharing	101.4	61.6
Current portion of long-term debt	26.7	34.9
Advance payments, short-term	199.3	178.3
Deferred revenue and other deferred credits, short-term	312.1	285.5
Deferred grant income liability - current	14.4	11.9
Other current liabilities	94.4	37.7
Total current liabilities	1,544.2	1,458.3
Long-term debt	1,060.0	1,085.3
Advance payments, long-term	342.0	507.4
Pension/OPEB obligation	43.9	67.7
Deferred revenue and other deferred credits	146.8	170.0
Deferred grant income liability - non-current	63.4	82.3
Other liabilities	276.1	273.5
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 121,642,556 and 135,617,589 shares issued and outstanding, respectively	1.2	1.4
Common stock, Class B par value $0.01, 150,000,000 shares authorized, zero and 121 shares issued and outstanding, respectively	—	—
Additional paid-in capital	1,078.9	1,051.6
Accumulated other comprehensive loss	(186.9)	(160.5)
Retained earnings	2,113.9	1,656.2
Treasury stock, at cost (23,936,092 and 9,691,865 shares, respectively)	(1,078.8)	(429.2)
Total shareholders’ equity	1,928.3	2,119.5
Noncontrolling interest	0.5	0.5
Total equity	1,928.8	2,120.0
Total liabilities and equity	$5,405.2	$5,764.5

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Twelve Months Ended
	December 31, 2016	December 31, 2015
	($ in millions)
Operating activities
Net income	$469.7	$788.7
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	208.6	180.5
Amortization expense	0.2	0.6
Amortization of deferred financing fees	19.3	6.9
Accretion of customer supply agreement	4.9	2.6
Employee stock compensation expense	42.5	26.0
Excess tax benefits from share-based payment arrangements	0.1	(10.7)
Loss from hedge contracts	—	1.6
Loss from foreign currency transactions	17.4	8.6
Loss on disposition of assets	0.4	14.7
Deferred taxes	0.9	(162.2)
Pension and other post-retirement benefits, net	3.5	(26.0)
Grant liability amortization	(11.9)	(10.4)
Equity in net income of affiliate	(1.3)	(1.2)
Changes in assets and liabilities
Accounts receivable, net	(139.1)	62.2
Inventory, net	207.8	(44.2)
Accounts payable and accrued liabilities	(34.3)	(89.1)
Profit sharing/deferred compensation	40.5	(50.0)
Advance payments	(144.4)	(113.3)
Income taxes receivable/payable	(3.3)	251.9
Deferred revenue and other deferred credits	12.4	407.3
Other	23.0	45.2
Net cash provided by operating activities	$716.9	$1,289.7
Investing activities
Purchase of property, plant and equipment	(254.0)	(360.1)
Proceeds from sale of assets	0.6	2.7
Net cash used in investing activities	($253.4)	($357.4)
Financing activities
Proceeds from issuance of debt	—	535.0
Proceeds from issuance of bonds	299.8	—
Principal payments of debt	(36.4)	(36.5)
Payments on term loan	—	(534.9)
Payments on bonds	(300.0)	—
Taxes paid related to net share settlement awards	(15.2)	(20.7)
Excess tax benefits from share-based payment arrangements	(0.1)	10.7
Debt issuance and financing costs	(17.2)	(4.7)
Purchase of treasury stock	(649.6)	(300.0)
Net cash used in financing activities	($718.7)	($351.1)
Effect of exchange rate changes on cash and cash equivalents	(4.4)	(1.8)
Net (decrease) increase in cash and cash equivalents for the period	($259.6)	$579.4
Cash and cash equivalents, beginning of the period	957.3	377.9
Cash and cash equivalents, end of the period	$697.7	$957.3

Appendix

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently.

Free cash flow is defined as GAAP net cash provided by operating activities, less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity.

Management considers special items, which may include termination charges, settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. The tables below provide reconciliations between the GAAP and non-GAAP measures which have been adjusted for special items.

Adjusted EPS

	4th Quarter			Twelve Months
	2016	2015		2016		2015
GAAP Diluted Earnings Per Share	$0.89	$1.01		$3.70		$5.66
Impact of Airbus Agreement, CEO Retirement, and Debt Refinancing	—	—		0.86	a	—
Impact of Partial Release of Deferred Tax Asset Valuation Allowance	—	(0.06)	b	—		(1.74)	c
Adjusted Diluted Earnings Per Share	$0.89	$0.95		$4.56		$3.92

Diluted Shares	121.1	137.1		127.0		139.4

a Represents the net earnings per share impact of the Airbus agreement ($0.68), CEO retirement costs ($0.11) and debt refinancing charge ($0.07)

b Represents the net earnings per share impact of deferred tax asset valuation allowance of $8.4 million

c Represents the net earnings per share impact of deferred tax asset valuation allowance of $241.9 million

Free Cash Flow
($ in millions)

	Fourth Quarter		Twelve Months		Guidance
	2016	2015	2016	2015	2017
Cash Provided by Operating Activities	$142	$320	$717	$1,290	$700 - $800
Capital Expenditures	(97)	(143)	(254)	(360)	(250 - 300)
Free Cash Flow	$45	$177	$463	$930
Cash Received under 787 Interim Pricing Agreement	—	(46)	(43)	(192)

Adjusted Free Cash Flow	$45	$131	$420	$738	$450 - $500